CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AERO RECEIVES AND REJECTS CLAIM TO TERMINATE AGREEMENT TO PURCHASE WELDING METALLURGY, INC.

Edgewood, N.Y. – July 2, 2018 – CPI Aerostructures, Inc. (“CPI Aero®” or “the Company”) (NYSE American: CVU) today announced that it received notice from Air Industries Group (“Air Industries”) that claims to terminate the Stock Purchase Agreement (the “Agreement”) to purchase all of the shares of capital stock of Welding Metallurgy, Inc. (“WMI”), a wholly owned subsidiary of Air Industries, dated March 21, 2018.

The Company disputes the purported termination. The Company believes that Air Industries’ failure to provide full access to WMI’s books and records, including inventory and accounting records, and financial, operating, and other data, is a material breach of the Agreement, and that Air Industries’ purported termination of the Agreement is itself a material breach of the Agreement. CPI Aero is considering all of its options against Air Industries under the Agreement, at law and in equity.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month period ended March 31, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com